Silk Road Medical Reports First Quarter 2021 Financial Results

SUNNYVALE, Calif. – May 4, 2021 – Silk Road Medical, Inc. (Nasdaq: SILK), a company focused on reducing the risk of stroke and its devastating impact, today reported financial results for the quarter ended March 31, 2021.

“Our first quarter results were characterized by meaningful progress on several commercial and operational initiatives and strong financial performance,” said Erica Rogers, President and Chief Executive Officer of Silk Road Medical. “Procedure trends are improving, and we are working closely with our trained physicians to drive adoption of TCAR as the environment normalizes. Simultaneously, we are driving forward development efforts aimed at new indications, therapies, and market opportunities.”

The company also announced that the FDA has approved an IDE for its feasibility study in acute ischemic stroke, Neuroprotection in Transcarotid Embolectomy (NITE-1).

First Quarter 2021 Financial Results

Revenue for the first quarter of 2021 was $22.1 million, an increase of $3.1 million or 16%, compared to the first quarter of 2020.

Gross profit for the first quarter of 2021 was $16.5 million compared to $13.7 million for the first quarter of 2020. Gross margin for the first quarter of 2021 increased to 75% compared to 72% in the first quarter of 2020, primarily due to lower fixed costs per unit from increased production volume in comparison with prior period. Gross margin in the three months ended March 31, 2020 was impacted by unfavorable production variances as a result of temporarily idled manufacturing operations due to COVID-19.

Operating expenses were $26.7 million for the first quarter of 2021, compared to $22.8 million in the corresponding prior year period, which represents an increase of 17%. The increase was driven by growth in personnel and continued commercialization initiatives as well as the timing of certain research and development expenses, partially offset by the reduction in travel, tradeshow and other expenses due to COVID-19 compared to the first quarter of 2020.

Net loss was $10.7 million in the first quarter of 2021, or a loss of $0.31 per share, as compared to a loss of $9.9 million, or $0.32 per share, in the corresponding period of the prior year.

Cash, cash equivalents, and short-term investments were $136.1 million as of March 31, 2021.

2021 Financial Guidance

Silk Road Medical projects revenue for the full year 2021 to range from $103 million to $108 million. This compares to previous revenue guidance of $102 million to $108 million.

Conference Call

Silk Road Medical will host a conference call at 1:30 p.m. PT / 4:30 p.m. ET on Tuesday, May 4, 2021 to discuss its first quarter 2021 financial results. The call may be accessed through an operator by calling (844) 883-3861 for domestic callers and (574) 990-9820 for international callers using conference ID: 9973707. A live and archived webcast of the event will be available at https://investors.silkroadmed.com/.

About Silk Road Medical

Silk Road Medical, Inc. (NASDAQ: SILK), is a medical device company located in Sunnyvale, California, that is focused on reducing the risk of stroke and its devastating impact. The company’s flagship procedure, TransCarotid Artery Revascularization (TCAR), is clinically proven to treat blockages in the carotid artery at risk of causing a stroke. For more information on how Silk Road Medical is delivering brighter patient outcomes through brighter clinical thinking, visit www.silkroadmed.com and connect on Twitter,  LinkedIn and Facebook.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the impact of COVID-19 on our business, financial guidance, progress made on achieving our corporate goals, and the overall strength of our business and culture. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled Risk Factors and elsewhere in our filing made with the Securities and Exchange Commission in Silk Road’s Annual Report on Form 10-K filing made with the Securities and Exchange Commission on March 1, 2021. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Silk Road Medical disclaims any obligation to update these forward-looking statements.

Investors:

Lynn Lewis or Caroline Paul

Gilmartin Group

investors@silkroadmed.com

Media:

Michael Fanucchi

Silk Road Medical

mfanucchi@silkroadmed.com

SILK ROAD MEDICAL, INC.

Statements of Operations Data

(Unaudited, in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2021	2020
Revenue	$22,053	$18,933
Cost of goods sold	5,538	5,250
Gross profit	16,515	13,683
Operating expenses:
Research and development	5,484	3,131
Selling, general and administrative	21,194	19,692
Total operating expenses	26,678	22,823
Loss from operations	(10,163)	(9,140)
Interest income	95	404
Interest expense	(623)	(1,202)
Other income (expense), net	(3)	(3)
Net loss	(10,694)	(9,941)
Other comprehensive loss:
Unrealized gain (loss) on investments, net	(34)	440
Net change in other comprehensive loss	(34)	440

Net loss and comprehensive loss	$(10,728)	$(9,501)

Net loss per share, basic and diluted	$(0.31)	$(0.32)

Weighted average common shares used to compute net loss per share, basic and diluted	34,336,433	31,338,310

SILK ROAD MEDICAL, INC.

Balance Sheets Data

(Unaudited, in thousands)

	March 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$94,575	$69,466
Short-term investments	41,497	78,016
Accounts receivable, net	11,106	9,070
Inventories	11,960	9,989
Prepaid expenses and other current assets	4,757	6,787
Total current assets	163,895	173,328
Property and equipment, net	2,777	2,844
Restricted cash	310	310
Other non-current assets	2,680	2,832
Total assets	$169,662	$179,314
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$2,923	$2,598
Accrued liabilities	13,291	16,957
Total current liabilities	16,214	19,555
Long-term debt	48,574	48,533
Other liabilities	3,720	3,726
Total liabilities	68,508	71,814
Stockholders' equity
Preferred stock, $0.001 par value	—	—
Common stock, $0.001 par value	34	34
Additional paid-in capital	350,699	346,318
Accumulated other comprehensive income	6	39
Accumulated deficit	(249,585)	(238,891)
Total stockholders' equity	101,154	107,500
Total liabilities and stockholders' equity	$169,662	$179,314